UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
ANNUAL FILING


ARCHER-DANIELS-MIDLAND COMPANY
(NAME OF ISSUER)
COMMON STOCK
(TITLE OF CLASS OF SECURITIES)
039483102
(CUSIP NUMBER)
12/31/2015
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

                              (X)  RULE 13D-1 (B)
                              ( )  RULE 13D-1 (C)
                              ( )  RULE 13D-1 (D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON`S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINTING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).











CUSIP NO: 039483102   13G         Page 2 of 5 Pages

1.  NAME OF REPORTING PERSON: STATE STREET CORPORATION

    I.R.S. IDENTIFICATION NO. OF THE ABOVE PERSON: 04-2456637

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

    NOT APPLICABLE

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER

    0 SHARES

6.  SHARED VOTING POWER

    31,359,740

7.  SOLE DISPOSITIVE POWER

    0 SHARES

8.  SHARED DISPOSITIVE POWER

    31,359,740

9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    31,359,740

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.3%

12. TYPE OF REPORTING PERSON

    HC

CUSIP NO: 039483102   13G         Page 3 of 5 Pages
ITEM 1.
    (A)  NAME OF ISSUER
        ARCHER-DANIELS-MIDLAND COMPANY
    (B)  ADDRESS OF ISSUER`S PRINCIPAL EXECUTIVE OFFICES
4666 FARIES PKWY
DECATUR, IL 62526
ITEM 2.
    (A)  NAME OF PERSON FILING
         STATE STREET CORPORATION AND ANY OTHER REPORTING PERSON
         IDENTIFIED ON THE SECOND PART OF THE COVER PAGES HERETO
    (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE,
         RESIDENCE
         STATE STREET FINANCIAL CENTER
         ONE LINCOLN STREET
         BOSTON, MA 02111
        (FOR ALL REPORTING PERSONS)
    (C)  CITIZENSHIP: SEE ITEM 4 (CITIZENSHIP OR PLACE OF
         ORGANIZATION) OF COVER PAGES
    (D)  TITLE OF CLASS OF SECURITIES
        COMMON STOCK
    (E)  CUSIP NUMBER:
        039483102
ITEM 3.
         IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B)
         OR (C), CHECK WHETHER THE PERSON FILING IS A:
         SEE ITEM 12(TYPE OF REPORTING PERSON) OF THE COVER PAGE
         FOR EACH REPORTING PERSON AND THE TABLE BELOW, WHICH EXPLAINS
         THE MEANING OF THE TWO LETTER SYMBOLS APPEARING IN ITEM 12 OF
         THE COVER PAGES.
         SYMBOL        CATEGORY
          BK           BANK AS DEFINED IN SECTION 3(A) (6) OF THE ACT.
          IC           INSURANCE COMPANY AS DEFINED IN SECTION 3 (A) (19)
                       OF THE ACT
          IC           INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                       THE INVESTMENT COMPANY ACT OF 1940.
          IA           AN INVESTMENT ADVISOR IN ACCORDANCE WITH RULE
                       13D-1(B) (1) (II) (E).
          EP           AN EMPLOYEE BENEFIT PLAN OR ENDOWMENT FUND IN
                       ACCORDANCE WITH RULE 13D-1(B) (1) (II) (F) .
          HC           A PARENT HOLDING COMPANY OR CONTROL PERSON IN
                       ACCORDANCE WITH RULE 13D-1(B)(1)(II) (G).
          SA           A SAVINGS ASSOCIATIONS AS DEFINED IN SECTION 3(B)
                       OF THE FEDERAL DEPOSIT INSURANCE ACT (12 U.S.C. 1813).
          CP           A CHURCH PLAN THAT IS EXCLUDED FROM THE DEFINITION OF
                       AN INVESTMENT COMPANY UNDER SECTION 3(C)(14) OF THE
                       INVESTMENT COMPANY ACT OF 1940.
CUSIP NO: 039483102   13G         Page 4 of 5 Pages

ITEM 4.   OWNERSHIP
          THE INFORMATION SET FORTH IN ROWS 5 THROUGH 11 OF THE COVER PAGE HERETO FOR EACH OF THE REPORTING PERSONS IS INCORPORATED
          HEREIN BY REFERENCE.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS
          NOT APPLICABLE
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON
          SEE EXHIBIT 1 ATTACHED HERETO

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMEBERS OF THE GROUP
          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
          NOT APPLICABLE

ITEM 10.  CERTIFICATION

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.

SIGNATURES

	   AFTER REASONABLE INQUIRY AND TO THE BEST OF HIS KNOWLEDGE AND BELIEF, EACH OF THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

12 FEBRUARY 2016
STATE STREET CORPORATION



/S/ SEAN P. NEWTH
SENIOR VICE PRESIDENT,
CHIEF ACCOUNTING OFFICER AND CONTROLLER


CUSIP NO: 039483102   13G         Page 5 of 5 Pages



                                   EXHIBIT 1



   THE FOLLOWING TABLE LISTS THE IDENTITY AND ITEM 3 CLASSIFICATION OF EACH SUBSIDIARY OF STATE STREET CORPORATION, THE PARENT HOLDING COMPANY, THAT BENEFICIALLY OWNS THE ISSUER`S COMMON STOCK. PLEASE REFER TO ITEM 3 OF THE ATTACHED SCHEDULE 13G FOR A DESCRIPTION OF EACH OF THE TWO-LETTER SYMBOLS REPRESENTING THE ITEM 3 CLASSIFICATION BELOW.

SUBSIDIARY							ITEM 3 CLASSIFICATION
STATE STREET BANK AND TRUST COMPANY			          BK
STATE STREET GLOBAL ADVISORS FRANCE, S.A.                         IA

SSGA FUNDS MANAGEMENT, INC.                                       IA

STATE STREET GLOBAL ADVISORS LIMITED                              IA

STATE STREET GLOBAL ADVISORS, LTD                                 IA

STATE STREET GLOBAL ADVISORS, AUSTRALIA, LIMITED             	  IA

STATE STREET GLOBAL ADVISORS (JAPAN) CO., LTD                     IA

STATE STREET GLOBAL ADVISORS (ASIA) LIMITED                       IA



NOTE: ALL OF THE LEGAL ENTITIES ABOVE ARE DIRECT OR INDIRECT SUBSIDIARIES OF STATE STREET CORPORATION.|